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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


         The following is a list of all subsidiaries of the Company, jurisdiction of incorporation or organization and the percentage of shares owned, directly or indirectly, by the Company.


                                            STATE OR OTHER
                                            JURISDICTION OF       PERCENTAGE OF
                  NAME                      INCORPORATION         SHARES OWNED
-------------------------------------       ---------------       --------------
Billing Acquisition Corp.                     Delaware               100%
Billing Concepts, Inc.                        Delaware               100%
Billing Concepts Systems, Inc.                Texas                  100%
Computer Resources Management I, Inc.         Delaware               100%
Concepts Acquisition Corp.                    Delaware               100%
Enhanced Services Billing, Inc.               Delaware               100%
Interlata Aviation, Inc.                      Texas                  100%
Princeton TeleCom Corporation                 Delaware                22%